                                  EXHIBIT 21.1

                             LISTING OF SUBSIDIARIES


Unigraphics Solutions AG, a Switzerland corporation
Unigraphics Solutions Asia/Pacific Incorporated, a Delaware corporation Unigraphics Solutions (Australia) Pty. Ltd., an Australia corporation Unigraphics Solutions (Austria) Handelsgesellschaft m.b.H., an Austria
 corporation
Unigraphics Solutions B.V., a Netherlands corporation
Unigraphics Solutions Canada Ltd., a Canada corporation
Unigraphics Solutions Danmark A/S, a Denmark corporation
Unigraphics Solutions de Mexico, S.A. de C.V., a Mexico corporation Unigraphics Solutions do Brasil Ltda., a Brazil corporation
Unigraphics Solutions Espana, S.A., a Spain corporation
Unigraphics Solutions France S.A.S., a France corporation
Unigraphics Solutions GmbH, a Germany corporation
Unigraphics Solutions (HK) Limited, a Hong Kong corporation
Unigraphics Solutions International Inc., a Delaware corporation Unigraphics Solutions Japan, Ltd., a Japan corporation
Unigraphics Solutions Korea Ltd., a Korea corporation
Unigraphics Solutions Limited, an England corporation
Unigraphics Solutions (Malaysia) Sdn. Bhd., a Malaysia corporation Unigraphics Solutions Norge AS, a Norway corporation
Unigraphics Solutions N.V., a Belgium corporation
Unigraphics Solutions Pte. Limited, a Singapore corporation
Unigraphics Solutions S.p.A., an Italy corporation
Unigraphics Solutions Sp.z.o.o., a Poland corporation
Unigraphics Solutions s.r.o., a Czech Republic corporation
Unigraphics Solutions Sverige AB, a Sweden corporation
Unigraphics Solutions (Thailand) Co., Ltd., a Thailand corporation

Unigraphics Solutions Inc. does business under various assumed/fictitious names, as follows: EDS Unigraphics Solutions Inc.--in California; EDS Unigraphics Solutions--in Vermont.